Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nabors Industries Ltd. of our report dated February 27, 2025, with respect to the consolidated financial statements of Parker Drilling Company, which appears in Nabors Industries Ltd.’s Current Report on Form 8-K/A filed on May 21, 2025.

/s/ PricewaterhouseCoopers LLP
Houston, Texas

June 27, 2025